EXHIBIT 99.1
For Immediate Release
Red Lion Hotels Corporation Reports
Strong Third Quarter 2007 Results
RevPAR at Owned and Leased Hotels Increases 9.5%
SPOKANE, WA, November 8, 2007 — Red Lion Hotels Corporation (NYSE:RLH) today announced results for the third quarter and nine months ended September 30, 2007.
Key Third Quarter Financial Results
•	RevPAR (revenue per available room) at owned and leased hotels increased 9.5%

•	ADR (average daily rate) at owned and leased hotels increased 5.2% to $95.43

•	Occupancy at owned and leased hotels increased 3.1 percentage points to 76.3%

•	Total revenues from continuing operations increased 6.0% to $54.5 million

•	Hotel segment direct operating margin improved 299 basis points

•	Excluding a $4.9 million expense for early extinguishment of debt in the comparable quarter last year:
o EBITDA from continuing operations increased 19.3% to $15.3 million
o Net income from continuing operations increased 28.2% to $5.8 million
o EPS from continuing operations increased $0.06 to $0.29 per fully diluted share
•	Reported net income increased to $7.1 million, or $0.36 per fully diluted share
Recent Significant Announcements
•	Subleased the Red Lion Hotel Sacramento and entered into a long-term franchise agreement

•	Implemented a $10 million stock repurchase program

•	Acquired the leasehold interest in a 314 room hotel in Anaheim, California for $8 million in October 2007
Commenting on the company’s results for the quarter, Arthur M. Coffey, President and CEO of Red Lion Hotels Corporation, said, “Our excellent third quarter financial results reflect the success of the enhanced Red Lion brand, with continued growth in RevPAR driving significantly improved margins and EBITDA. The Red Lion brand will be further enhanced by the addition of our Anaheim hotel. Once it is repositioned, it will be an exceptional banner for the Red Lion brand in the important California market, and should provide a strong base for further expansion.”

Third Quarter Results
The company’s total revenues from continuing operations during the quarter were $54.5 million, up 6.0% from the same quarter of 2006. Revenues in the hotel segment were up 4.8% over the prior year period to $50.0 million. Franchise and management revenues were $0.7 million, compared to $0.8 million in the same quarter of 2006. Revenues in the entertainment segment increased 20.3% to $3.0 million. Other revenues totaled $0.8 million, up from $0.3 million in the third quarter of 2006.
EBITDA from continuing operations and net income from continuing operations in the third quarter of 2007 were $15.3 million and $5.8 million, respectively. It should be noted that results in the third quarter of 2006 include a $4.9 million expense from the early extinguishment of debt. Excluding this expense, EBITDA from continuing operations and net income from continuing operations in the third quarter of 2007 increased 19.3% and 28.2%, respectively. Overall reported net income was $7.1 million, or $0.36 per fully diluted share, compared to $1.5 million, or $0.07 per fully diluted share, in the prior year period.
Nine Month Results
The company’s total revenues from continuing operations during the nine months ended September 30, 2007, were $142.8 million, up 9.1% from the first nine months of 2006. Revenues in the hotel segment increased 8.4% over the prior year period to $129.3 million. Franchise and management revenues increased to $2.3 million. Revenues in the entertainment segment increased to $9.0 million, and other revenues totaled $2.3 million.
EBITDA from continuing operations and net income from continuing operations in the first nine months of 2007 were $28.4 million and $6.3 million, respectively. Excluding the expense for the early extinguishment of debt and a gain on the disposition of assets in the year ago period, EBITDA from continuing operations and net income from continuing operations in the first nine months of 2007 increased 23.1% and 73.4%, respectively. Overall reported net income was $7.3 million, or $0.37 per fully diluted share, compared to $0.6 million, or $0.03 per fully diluted share, in the prior year period.
Hotel Operations
RevPAR from the company’s owned and leased hotels increased 9.5% in the third quarter of 2007, driven by a 5.2% increase in ADR and a 3.1 percentage point increase in occupancy. For comparable system-wide hotels, RevPAR increased 6.9% in the third quarter of 2007, driven by a 5.1% increase in ADR and a 1.3 percentage point increase in occupancy.
Reported revenues from owned and leased hotels increased 4.8% to $50.0 million during the third quarter of 2007. Revenues at owned and leased hotels in the current quarter include only one-month of revenues from the Red Lion Hotel Sacramento, compared to three months in the year-ago period. Hotel revenues increased 8.3% on a comparable property basis. The hotels segment direct operating profit increased 15.2% to $16.5 million in the third quarter of 2007. Direct operating margin for the hotels segment improved 299 basis points to 33.0% in the third quarter of 2007.
“Since we completed our Red Lion renovation program, we have successfully improved our mix of business to maximize rates and drive RevPAR gains in our markets,” commented John Taffin, Executive Vice President, Hotel Operations. “In the third quarter, our peak travel season, RevPAR growth translated into an improvement of 299 basis points in hotel operating margin.”

RevPAR at the company’s owned and leased hotels increased 13.2% in the first nine months of 2007, driven by a 7.2% increase in ADR and a 3.5 percentage point increase in occupancy. For comparable system-wide hotels, RevPAR increased 8.9% in the first nine months of 2007, driven by a 6.4% increase in ADR and a 1.6 percentage point increase in occupancy.
RevPAR increases in the first nine months of 2007 were due to increases in rate and occupancy driven by the enhanced Red Lion brand and rooms out of service for renovations at owned and leased hotels in the first and second quarters of 2006. The company does not exclude rooms out of service for renovations at owned, leased or franchised hotels in calculating RevPAR or occupancy.
Reported revenues from owned and leased hotels increased 8.4% to $129.3 million during the first nine months of 2007. Hotel revenues increased 10.7% on a comparable property basis. The hotels segment direct operating profit increased 20.4% to $32.9 million in the first nine months of 2007. Direct operating margin for the hotels segment improved 254 basis points to 25.5% in the first nine months of 2007.
Recent Highlights and Key Events
Red Lion Hotel Anaheim
In October 2007, the company acquired the long-term leasehold interest in the 314-room Radisson Hotel Maingate-Anaheim in Orange County, California for a purchase price of $8.0 million. The hotel is located on South Harbor Boulevard in Anaheim, California, adjacent to the Disneyland Resort, Disney’s California Adventure, Downtown Disney and the Anaheim Convention Center, Angel Stadium of Anaheim, the Honda Center and other important area attractions. This transaction marks the company’s re-entry into the Southern California market, where the Red Lion brand carries significant brand equity. The company plans to spend approximately $10 million on extensive renovations to guest rooms and public areas to reposition the hotel as a banner property for the Red Lion brand in this key destination market.
Stock Repurchase Program
On September 28, 2007, the company announced that its Board of Directors authorized a common stock repurchase program that enables the Company to purchase up to $10 million of its common stock. Any stock repurchases will be made from time to time through open market purchases, block purchases or privately negotiated transactions deemed appropriate by the company. In October 2007, the company repurchased 20,700 shares for an aggregate cost of $0.2 million.
Lincoln Plaza
During the quarter, the company completed the sale of the Lincoln and Grant office and retail buildings in Spokane, Washington for gross proceeds of $13.3 million in a tax-advantaged transaction. The Lincoln and Grant buildings were previously held by the company as a component of discontinued operations.

Franchise Update
During the quarter, the company subleased the Red Lion Hotel Sacramento to a third party which simultaneously entered into a long-term franchise agreement and has committed to make a multi-million dollar investment to further improve and reposition the hotel. As of September 30, 2007, the company had 21 franchised hotels representing 3,368 rooms.
In 2006, the company implemented new upscale brand standards that Red Lion Hotels are required to meet by the end of 2007. These new standards are intended to be consistent with or better than the finishes commonly found in new homes and feature upgrades that include granite vanities, plush pillow top beds and other upscale furnishings and décor throughout guestrooms, lobbies and meeting areas. Currently, the company expects fifteen franchised hotels to meet the elevated brand standards. Franchise agreements for three hotels are terminating in the first quarter of 2008, resulting in their removal from the system. The company also anticipates that between two and three franchised hotels may not meet the elevated brand standards, which may result in their termination from the system in the first half of 2008.
Updated Outlook for 2007
The company is raising its guidance for 2007 RevPAR growth for company owned and leased hotels to a range of 11% to 12%, driven by increases in ADR and occupancy. The company’s previous guidance for 2007 RevPAR growth was 9% to 11%. The company continues to expect direct hotel operating margins in 2007 to improve between 150 and 250 basis points and EBITDA from continuing operations in 2007 to be in the range of $32 to $33 million.
Final Comments
“This was an exceptional quarter for Red Lion. Our operations continued to deliver strong results and we continued to execute on our business plan. As demonstrated by our recent acquisition in Anaheim, there are attractive opportunities for growth available in our target markets. We expect that our disciplined approach to growth in our markets and improvements in our operations will continue to enhance shareholder value,” Mr. Coffey said.
Conference Call
The company will host a conference call at 11:00 a.m. PST (2:00 p.m. EST) on Thursday, November 8, 2007 to discuss financial results for the third quarter and nine months ended September 30, 2007. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 288-8960. International callers should dial (612) 288-0340. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties at www.redlion.com, in the Investor Relations portion of the website. To listen to the live call, please go to the Red Lion website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available at 6:00 p.m. PST on November 8, 2007 through December 9, 2007 at (800) 475-6701 or (320) 365-3844 (International) access code — 892792. The replay will also be available shortly after the call on the Red Lion Web site for 90 days.

About Red Lion Hotels Corporation
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of midscale and upscale, full service hotels under its Red Lion® brand. As of September 30, 2007 the RLH hotel network was comprised of 52 hotels located in eight states and one Canadian province, with 9,078 rooms and 467,529 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s quarterly report on Form 10-K for the year ended December 31, 2006 and in other documents filed by the company with the Securities and Exchange Commission.

Contact:
Red Lion Hotels Corporation	CCG Investor Relations
Julie Langenheim, Investor Relations Manager	Crocker Coulson, President
(509) 777-6322	Elaine Ketchmere, VP Financial Writing
(310) 477-9800
###

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Three months ended September 30,
	2007	2006	$ Change	% Change

Revenue:
Hotels	$50,039	$47,762	$2,277	4.8%
Franchise and management	701	847	(146)	-17.2%
Entertainment	3,030	2,519	511	20.3%
Other	750	283	467	165.0%

Total revenues	54,520	51,411	3,109	6.0%

Operating expenses:
Hotels	33,546	33,446	100	0.3%
Franchise and management	190	213	(23)	-10.8%
Entertainment	2,519	2,107	412	19.6%
Other	454	296	158	53.4%
Depreciation and amortization	4,194	3,156	1,038	32.9%
Hotel facility and land lease	1,513	1,751	(238)	-13.6%
Gain on asset dispositions, net	(188)	(173)	(15)	-8.7%
Undistributed corporate expenses	1,555	1,557	(2)	-0.1%

Total expenses	43,783	42,353	1,430	3.4%

Operating income	10,737	9,058	1,679	18.5%

Other income (expense):
Interest expense	(2,320)	(2,907)	587	20.2%
Expense of early extinguishment of debt, net	—	(4,938)	4,938	100.0%
Minority interest in partnerships, net	(39)	33	(72)	-218.2%
Other income, net	379	554	(175)	-31.6%

Income from continuing operations before income taxes	8,757	1,800	6,957	386.5%

Income tax expense	2,958	461	2,497	541.6%

Net income from continuing operations	5,799	1,339	4,460	333.1%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax benefit (expense) of $17 and $(193)	(32)	347	(379)	-109.2%
Net gain (loss) on disposal of discontinued business units, net of income tax benefit (expense) of $(736) and $128	1,338	(234)	1,572	671.8%

Income from discontinued operations	1,306	113	1,193	1055.8%

Net income	$7,105	$1,452	$5,653	389.3%

EBITDA (1)	$17,401	$8,197	$9,204	112.3%
EBITDA as a percentage of revenues (2)	31.8%	15.1%

EBITDA from continuing operations (1)	$15,271	$7,863	$7,408	94.2%

EBITDA from continuing operations (2) as a percentage of revenues	28.0%	15.3%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income (loss) as defined by generally accepted accounting principles in the United States (“GAAP”) and such information should not be considered as an alternative to net income (loss), cash flows from operations or any other measure of performance prescribed by GAAP. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $54,747,000 and $54,222,000 for the three months ended September 30, 2007 and 2006, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Consolidated Statements of Operations
(unaudited)
($ in thousands, except footnotes)

	Nine months ended September 30,
	2007	2006	$ Change	% Change

Revenue:
Hotels	$129,259	$119,242	$10,017	8.4%
Franchise and management	2,272	2,064	208	10.1%
Entertainment	9,019	8,377	642	7.7%
Other	2,268	1,193	1,075	90.1%

Total revenues	142,818	130,876	11,942	9.1%

Operating expenses:
Hotels	96,311	91,871	4,440	4.8%
Franchise and management	586	623	(37)	-5.9%
Entertainment	7,978	7,062	916	13.0%
Other	1,402	1,437	(35)	-2.4%
Depreciation and amortization	12,210	8,965	3,245	36.2%
Hotel facility and land lease	4,964	5,162	(198)	-3.8%
Gain on asset dispositions, net	(427)	(1,510)	1,083	71.7%
Undistributed corporate expenses	4,510	3,825	685	17.9%

Total expenses	127,534	117,435	10,099	8.6%

Operating income	15,284	13,441	1,843	13.7%

Other income (expense):
Interest expense	(6,871)	(9,644)	2,773	28.8%
Expense of early extinguishment of debt, net	—	(5,743)	5,743	100.0%
Minority interest in partnerships, net	(40)	43	(83)	-193.0%
Other income, net	971	1,626	(655)	-40.3%

Income (loss) from continuing operations before income taxes	9,344	(277)	9,621	3473.3%

Income tax (benefit) expense	3,015	(863)	3,878	449.4%

Net income from continuing operations	6,329	586	5,743	980.0%

Discontinued operations:
Income (loss) from operations of discontinued business units, net of income tax benefit (expense) of $62 and $(98)	(113)	178	(291)	-163.5%
Net gain (loss) on disposal of discontinued business units, net of income tax benefit (expense) of $(596) and $112	1,082	(204)	1,286	630.4%

Income (loss) from discontinued operations	969	(26)	995	3826.9%

Net income	$7,298	$560	$6,738	1203.2%

EBITDA (1)	$30,113	$18,802	$11,311	60.2%
EBITDA as a percentage of revenues (2)	20.9%	13.7%

EBITDA from continuing operations (1)	$28,425	$18,332	$10,093	55.1%

EBITDA from continuing operations (2) as a percentage of revenues	19.9%	14.0%

(1)	The definition of “EBITDA” and how that measure relates to net income (loss) is discussed further in this release under Non-GAAP Financial Measures. EBITDA represents net income (loss) before interest expense, income tax benefit or expense, depreciation, and amortization. EBITDA is not intended to represent net income (loss) as defined by generally accepted accounting principles in the United States (“GAAP”) and such information should not be considered as an alternative to net income (loss), cash flows from operations or any other measure of performance prescribed by GAAP. We utilize EBITDA because management believes that investors find it to be a useful tool to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations. EBITDA from continuing operations is calculated in the same manner, but excludes the operating activities of business units identified as discontinued.

(2)	The calculation of EBITDA as a percentage of revenues is based upon total operating revenues, from both continuing and discontinued operations, of $144,226,000 and $137,660,000 for the nine months ended September 30, 2007 and 2006, respectively. EBITDA from continuing operations as a percentage of revenues is based upon the operating results of continuing business units as presented in the statements.

Red Lion Hotels Corporation
Earnings Per Share
(unaudited)
(shares in thousands)

	Three months ended September 30,
	2007	2006	$ Change

Earnings per share — basic: (1)
Net income from continuing operations	$0.30	$0.07	$0.23
Income from discontinued operations	0.07	0.01	0.06

Net income	$0.37	$0.08	$0.29

Earnings per share — diluted: (1)
Net income from continuing operations	$0.29	$0.07	$0.22
Income from discontinued operations	0.07	—	0.07

Net income	$0.36	$0.07	$0.29

Weighted average shares — basic	19,226	19,102
Weighted average shares — diluted	19,574	19,549

	Nine months ended September 30,
	2007	2006	$ Change

Earnings per share — basic: (2)
Net income from continuing operations	$0.33	$0.04	$0.29
Income from discontinued operations	0.05	—	0.05

Net income	$0.38	$0.04	$0.34

Earnings per share — diluted: (2)
Net income from continuing operations	$0.32	$0.03	$0.29
Income from discontinued operations	0.05	—	0.05

Net income	$0.37	$0.03	$0.34

Weighted average shares — basic	19,191	15,840
Weighted average shares — diluted	19,573	16,275

(1)	For the three months ended September 30, 2007, 258,594 of the 1,306,617 options to purchase common shares outstanding as of that date were considered dilutive. For the three months ended September 30, 2006, 303,762 of the 1,131,932 options to purchase common shares outstanding as of that date were considered dilutive. For those same periods, 44,837 and 142,663 convertible operating partnership (“OP”) units, respectively, were considered dilutive, as were 44,473 and 11,121 units of unissued restricted stock. All convertible debt instruments then outstanding at September 30, 2006 were considered anti-dilutive.

(2)	For the nine months ended September 30, 2007, 301,568 of the 1,306,617 options to purchase common shares outstanding as of that date were considered dilutive. For the nine months ended September 30, 2006, 339,304 of the 1,131,932 options to purchase common shares outstanding as of that date were considered dilutive. For those same periods, 44,837 and 142,663 convertible operating partnership (“OP”) units were considered dilutive, as were 35,175 and 11,121 units of unissued restricted stock. All convertible debt instruments then outstanding at September 30, 2006 were considered anti-dilutive.

Red Lion Hotels Corporation
Consolidated Balance Sheets
(unaudited)
($ in thousands, except share data)

	September 30	December 31,
	2007	2006
Assets:
Current assets:
Cash and cash equivalents	$34,618	$13,262
Investments	—	7,635
Restricted cash	4,187	2,756
Accounts receivable, net	10,661	9,309
Inventories	1,370	1,523
Prepaid expenses and other	4,754	3,907
Assets of discontinued operations	—	14,539

Total current assets	55,590	52,931

Property and equipment, net	253,237	250,575
Goodwill	28,042	28,042
Intangible assets, net	11,706	12,097
Other assets, net	7,694	7,793

Total assets	$356,269	$351,438

Liabilities:
Current liabilities:
Accounts payable	$6,763	$8,732
Accrued payroll and related benefits	4,465	6,058
Accrued interest payable	345	422
Advance deposits	439	315
Other accrued expenses	10,697	10,381
Long-term debt, due within one year	5,452	2,267
Liabilities of discontinued operations	—	4,112

Total current liabilities	28,161	32,287

Long-term debt, due after one year	78,298	83,005
Deferred income	9,413	7,017
Deferred income taxes	16,914	14,259
Minority interest in partnerships	44	254
Debentures due Red Lion Hotels Capital Trust	30,825	30,825

Total liabilities	163,655	167,647

Stockholders’ equity:
Preferred stock - 5,000,000 shares authorized; $0.01 par value; no shares issued or outstanding	—	—
Common stock - 50,000,000 shares authorized; $0.01 par value; 19,228,590 and 19,118,692 shares issued and outstanding	192	191
Additional paid-in capital, common stock	149,415	147,891
Retained earnings	43,007	35,709

Total stockholders’ equity	192,614	183,791

Total liabilities and stockholders’ equity	$356,269	$351,438

Red Lion Hotels Corporation
Consolidated Statement of Cash Flows
(unaudited)
($ in thousands)

	Nine months ended September 30,
	2007	2006
Operating activities:
Net income	$7,298	$560
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,237	9,282
Gain on disposition of property, equipment and other assets, net	(427)	(1,606)
(Gain) loss on disposition of discontinued operations, net	(1,678)	321
Expense of early extinguishment of debt, net	—	5,743
Deferred income tax provision	2,830	1,500
Minority interest in partnerships	40	(44)
Equity in investments	(62)	(177)
Imputed interest expense	157	—
Compensation expense related to stock issuance	666	545
Provision for (collection of) doubtful accounts	19	(411)
Change in current assets and liabilities:
Restricted cash	(1,431)	997
Accounts receivable	(1,238)	(654)
Inventories	158	257
Prepaid expenses and other	(813)	(2,948)
Accounts payable	(2,082)	2,756
Accrued payroll and related benefits	(1,613)	(661)
Accrued interest payable	(98)	(267)
Other accrued expenses and advance deposits	3,380	2,252

Net cash provided by operating activities	17,343	17,445

Investing activities:
Purchases of property and equipment	(14,002)	(30,294)
Proceeds from disposition of property and equipment	18	27
Proceeds from disposition of discontinued operations	7,918	12,724
Proceeds from short-term liquid investments	7,635	1,100
Proceeds from (advances to) Red Lion Hotels Capital Trust	(17)	498
Other, net	(284)	111

Net cash provided by (used in) investing activities	1,268	(15,834)

Financing activities:
Repayment of long-term debt including expense of early extinguishment	(1,894)	(40,893)
Borrowings on long-term debt	3,926	—
Proceeds from common stock offering	—	60,420
Repayment of debentures including expense of early extinguishment	—	(17,403)
Proceeds from issuance of common stock under employee stock purchase plan	196	156
Proceeds from stock option exercises	488	343
Distributions to operating partnership unit holders	(1)	—
Additions to deferred financing costs	(27)	(909)

Net cash provided by financing activities	2,688	1,714

Net change in cash from discontinued operations	57	71

Change in cash and cash equivalents:
Net increase in cash and cash equivalents	21,356	3,396
Cash and cash equivalents at beginning of period	13,262	13,533

Cash and cash equivalents at end of period	$34,618	$16,929

Red Lion Hotels Corporation
Hotel Statistics
(unaudited)
System-wide Hotels as of September 30, 2007

			Meeting Space
	Hotels	Rooms	(sq. ft.)

Red Lion Owned and Leased Hotels	30	5,456	279,684
Managed Hotels	1	254	36,000
Red Lion Franchised Hotels	21	3,368	151,845

Total	52	9,078	467,529

Total Red Lion Hotels	51	8,824	431,529
Comparable Hotel Statistics (1)

	Three months ended September 30, 2007			Three months ended September 30, 2006
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy(2)	ADR (3)	RevPAR (4)

Red Lion Hotels:
Owned and Leased Hotels	76.3%	$95.43	$72.79	73.2%	$90.75	$66.45
Franchised Hotels	69.7%	$76.95	$53.63	70.8%	$73.90	52.35

Total Red Lion Hotels	74.2%	$89.85	$66.63	72.4%	$85.30	61.79

System-wide (5)	74.0%	$90.56	$67.00	72.7%	$86.17	$62.68

Change from prior comparative period:
Red Lion Hotels:
Owned and Leased Hotels	3.1	5.2%	9.5%
Franchised Hotels	(1.1)	4.1%	2.4%

Total Red Lion Hotels	1.8	5.3%	7.8%

System-wide (5)	1.3	5.1%	6.9%

	Nine months ended September 30, 2007			Nine months ended September 30, 2006
	Average			Average
	Occupancy (2)	ADR (3)	RevPAR (4)	Occupancy(2)	ADR (3)	RevPAR (4)

Red Lion Hotels:
Owned and Leased Hotels	65.4%	$89.84	$58.79	61.9%	$83.84	$51.92
Franchised Hotels	63.0%	$74.46	$46.89	64.7%	$71.60	46.33

Total Red Lion Hotels	64.6%	$84.94	$54.89	62.8%	$79.67	50.07

System-wide (5)	64.8%	$85.95	$55.66	63.2%	$80.81	$51.10

Change from prior comparative period:
Red Lion Hotels:
Owned and Leased Hotels	3.5	7.2%	13.2%
Franchised Hotels	(1.7)	4.0%	1.2%

Total Red Lion Hotels	1.8	6.6%	9.6%

System-wide (5)	1.6	6.4%	8.9%

(1)	Includes all hotels owned, leased, managed and franchised by Red Lion Hotels Corporation for each of the periods presented.

(2)	Average occupancy represents total paid rooms divided by total available rooms. Total available rooms represents the number of rooms available multiplied by the number of days in the reported period and includes rooms taken out of service for renovation.

(3)	Average daily rate (“ADR”) represents total room revenues divided by the total number of paid rooms occupied by hotel guests.

(4)	Revenue per available room (“RevPAR”) represents total room and related revenues divided by total available rooms.

(5)	Includes all hotels owned, leased, managed and franchised, presented on a comparable basis for hotel statistics. This includes one managed property not utilizing the Red Lion brand.

Red Lion Hotels Corporation
Disclosure of Special Items
(unaudited)
During the three and nine months ended September 30, 2006, we recorded charges for early extinguishment of debt totaling $4,938,000 and $5,743,000, respectively, in connection with our repayment of long-term debt, our retirement of certain debentures and our cancellation of a credit agreement. In addition, during the second quarter of 2006, we divested the real estate management business in a tax-free reorganization, resulting in a net gain of approximately $993,000. As a result, the operations as presented in the accompanying financial statements may not reflect a meaningful comparison of continuing operations between periods. The following table represents a reconciliation of certain earnings measures from continuing operations before special items to earnings from continuing operations after special items.

	Three months ended September 30, 2007			Three months ended September 30, 2006
	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
($ in thousands except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$5,799	$15,271	$0.29	$4,524	$12,801	0.23
Special items:
Expense of early extinguishment of debt, net (1)	—	—	—	(4,938)	(4,938)	(0.25)
Income tax benefit of special items (3)	—	—	—	1,753	—	0.09

Amount per consolidated statement of operations	$5,799	$15,271	$0.29	$1,339	$7,863	$0.07

Change from the comparative period:
Amount before special items	28.2%	19.3%	23.7%
Amount per consolidated statement of operations	333.1%	94.2%	317.9%

	Nine months ended September 30, 2007			Nine months ended September 30, 2006
	Net Income	EBITDA	Diluted EPS	Net Income	EBITDA	Diluted EPS
	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing	from Continuing
($ in thousands except per share data)	Operations	Operations	Operations	Operations	Operations	Operations

Amount before special items	$6,329	$28,425	$0.32	$3,650	$23,082	0.21
Special items:
Expense of early extinguishment of debt, net (1)	—	—	—	(5,743)	(5,743)	(0.35)
Gain on asset dispositions -
Real Estate Management Business (2)	—	—	—	993	993	0.06
Income tax benefit of special items (3)	—	—	—	1,686	—	0.10

Amount per consolidated statement of operations	$6,329	$28,425	$0.32	$586	$18,332	$0.03

Change from the comparative period:
Amount before special items	73.4%	23.1%	50.9%
Amount per consolidated statement of operations	980.0%	55.1%	1143.4%

(1)	Line item as presented on the accompanying consolidated statements of operations.

(2)	Amount as included in the line item “Gain on asset dispositions” on the accompanying consolidated statements of operations.

(3)	Represents taxes on special items at the Company’s expected incremental tax rate as applicable.

Red Lion Hotels Corporation
Reconciliation of EBITDA to Net Income
(unaudited)
($ in thousands)
The following is a reconciliation of EBITDA and EBITDA from continuing operations to net income for the periods presented:

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
EBITDA from continuing operations	$15,271	$7,863	$28,425	$18,332
Income tax (expense) benefit — continuing operations	(2,958)	(461)	(3,015)	863
Interest expense — continuing operations	(2,320)	(2,907)	(6,871)	(9,644)
Depreciation and amortization — continuing operations	(4,194)	(3,156)	(12,210)	(8,965)

Net income from continuing operations	5,799	1,339	6,329	586
Income (loss) from discontinued operations	1,306	113	969	(26)

Net income	$7,105	$1,452	$7,298	$560

EBITDA	$17,401	$8,197	$30,113	$18,802
Income tax (expense) benefit	(3,676)	(524)	(3,548)	877
Interest expense	(2,417)	(2,961)	(7,030)	(9,836)
Depreciation and amortization	(4,203)	(3,260)	(12,237)	(9,283)

Net income	$7,105	$1,452	$7,298	$560

NON-GAAP FINANCIAL MEASURES
EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. EBITDA is considered a non-GAAP financial measurement. We believe it is a useful financial performance measure for us and for our shareholders and is a complement to net income (loss) and other financial performance measures provided in accordance with generally accepted accounting principles in the United States (“GAAP”). EBITDA from continuing operations is calculated in the same manner, but excludes the operating results of business units identified as discontinued under GAAP.
We use EBITDA to measure the financial performance of our owned and leased hotels because it excludes interest, taxes, depreciation and amortization, which bear little or no relationship to operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. We generally pay federal and state income taxes on a consolidated basis, taking into account how the applicable taxing laws apply to our company in the aggregate. By excluding taxes on income, we believe EBITDA provides a basis for measuring the financial performance of our operations excluding factors that our hotels and other operations cannot control. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on historical cost and other factors unrelated to the hotels’ financial performance, EBITDA measures the financial performance of our hotels without regard to their historical cost. For all of these reasons, we believe that EBITDA provides us and investors with information that is relevant and useful in evaluating our business.
However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our long-lived assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as defined by us, may not be comparable to EBITDA as reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile all EBITDA measures to net income (loss), which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income (loss) or net income (loss) determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.